Exhibit 10.23

EXECUTION COPY

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

dated as of February 11, 2011

by and among

ESCALATE CAPITAL I, L.P.,

as Lender,

LDR SPINE USA, INC.,

and

LDR HOLDING CORP©RATION,

as Borrowers

TABLE OF CONTENTS

Page
1. THE LOAN	1
1.1 Commitment	1
1.2 Interest, Payments, Payment Terms, and Facility Fee	1
1.3 Facility Fee	3
1.4 Lender Expenses	3
1.5 Joint and Several Liability of Borrowers	3

2. CLOSING	5
2.1 Conditions to Closing	5

3. GRANT OF SECURITY INTEREST	7
3.1 Security Grant	7
3.2 Share Pledge	8

4. REPRESENTATIONS AND WARRANTIES	9

5. COVENANTS	12
5.1 Financial Information	12
5.2 Good Standings; Existence; Compliance with Laws	12
5.3 Negative Covenants	13
5.4 Indebtedness	13
5.5 Liens; Encumbrances	14
5.6 Subordinated Debt	14
5.7 Financial Covenants	14
5.8 Books and Records; Inspection and Audit Rights	14
5.9 Insurance	15
5.10 Registration of Intellectual Property Rights	15
5.11 Subsidiary Guarantors	15
5.12 Use of Proceeds	15
5.13 Further Assurances	15
5.14 Right of First Refusal on Senior Debt	15
5.15 Borrowing Base Covenant	15

5.16 Notice of Default. Each Borrower shall provide, prompt written notice (but, in any event, within five (5) business days of the knowledge thereof of a Responsible Officer) (i) of any condition or event that constitutes a Default or an Event of Default or that written notice has been given to such Borrower or any of its Subsidiaries with respect thereto; (ii) that any Person has given any notice of default to such Borrower or any of its Subsidiaries, or taken any other action with respect to any event or condition set forth in Section 6.1(b)(ii); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, which notice shall be accompanied by a certificate of its Responsible Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action such Borrower and its Subsidiaries have taken, are taking and/or propose to take with respect thereto.

16

5.17 The Act	16

6 . EVENTS OF DEFAULT; REMEDIES	16
6.1 Events of Default	16
6.2 Remedies	17

7 . WAIVERS; INDEMNITY	18

8 . MAXIMUM LAWFUL RATE	19

9 . MISCELLANEOUS	19

10 . NOTICES	20

11 . JURY WAIVER; ARBITRATION	21

12 . DEFINITIONS	22

13 . THE ACT	28

14 . AMENDMENT AND RESTATEMENT	28

Exhibits
Exhibit A	Authorization Agreement
Exhibit B	form of Note
Exhibit C	form of Warrant
Exhibit D	form of Management Rights Agreement
Exhibit E	form of Intellectual Property Security Agreement
Exhibit F	form of Corporate Resolutions to Borrow
Exhibit G	form of Agreement to Provide Insurance
Exhibit H	form of Deposit Account Control Agreement
Exhibit I	Financial Plan of Record
Exhibit J	form of SBA Letter Agreement
ExhibitK-1	SBA Form 480
Exhibit K-2	SBA Form 652
Exhibit K-3	SBA Form 1031
Exhibit L	form of Compliance Certificate

Schedules
Schedule A	Lender Account Information
Schedule B	Approved 2011 Sales Plan
Schedule C	Approved 2011 Minimum EBITDA
Schedule 5.12	Indebtedness to be Repaid on the Closing Date

Exhibit 10.23

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amended and Restated Loan and Security Agreement, dated as of February 11, 2011, (this “Loan Agreement”), is entered by and among LDR SPINE USA, INC., a Delaware corporation (“ Opco”), LDR HOLDING CORPORATION, a Delaware corporation (“Parent” and together with Opco, each a “Borrower,” and collectively, jointly and severally, “Borrowers”), and ESCALATE CAPITAL I, L.P., a Delaware limited partnership (“Lender”). All capitalized terms used herein and not otherwise defined shall have the meanings provided in Section 12 hereof.

WHEREAS, Lender and Parent entered into that certain Loan and Security Agreement dated as of January 31, 2007 (as amended, the “Existing Loan Agreement”) pursuant to which Lender advanced to Parent a term loan in the aggregate principal amount of $9,822,776.27 and, when including $37,517.55 of accrued and unpaid interest thereon as of the date hereof, $9,860,293.82 is outstanding immediately prior to the effectiveness of this Loan Agreement (the “Advance”);

WHEREAS, Parent has requested that Opco be joined as a Borrower under the Transaction Documents (as defined in the Existing Loan Agreement, the “Existing Transaction Documents” );

WHEREAS, pursuant to this Loan Agreement Borrowers have requested that Lender amend and restate the Existing Loan Agreement as set forth herein, in the manner, and subject to the terms and conditions, provided below (the “Transactions”); and

WHEREAS, Lender has agreed to consent to and consummate the Transactions subject to (A) the terms and conditions provided in this Loan Agreement and (B) the terms and conditions provided in an Amended and Restated Warrant dated as of the date hereof by and between Parent and Lender (the “Warrant”).

In consideration of the covenants, conditions and agreements set forth herein and intending to be legally bound, the parties agree as follows:

1. THE LOAN.

1.1 Commitment. Subject to the terms and conditions of this Loan Agreement and the terms and conditions of each other document, instrument and agreement executed in connection herewith (together with the Loan Agreement, the “Transaction Documents”), on the Closing Date, Opco shall join the Loan Agreement and be jointly and severally liable for the Advance in the principal amount of the term loan owing to Lender of Nine Million Eight Hundred Twenty-Two Thousand Seven Hundred Seventy-Six and 27/100 Dollars ($9,822,776.27).

1.2 Interest, Payments, Payment Terms, and Facility Fee.

(a) Interest. Interest shall accrue on the unpaid principal amount of the Advance outstanding from time to time at a rate equal to 13.5% per annum. The Lender’s determination of the amount of the Advance outstanding at any time shall be conclusive and binding, absent manifest error. Interest on the outstanding principal amount of the Advance will be computed on the basis of a year of 360 days and the actual number of days elapsed.

(b) Payments of Interest. Borrowers shall pay accrued and unpaid interest on the outstanding principal amount of the Advance, monthly in arrears on the last business day of each calendar month, commencing on February 28, 2011 pursuant to Section 1.2(a). In addition, accrued and unpaid interest shall be payable on the maturity of the Advance, whether by acceleration or otherwise, and on the date of any prepayment (with respect to the amount prepaid).

(c) Payments of Principal.

(i) Borrowers shall repay to Lender the outstanding principal balance of the Advance in twenty-four (24) equal monthly payments, payable on the last business day of each calendar month, commencing on January 31, 2013.

(ii) Each monthly repayment of principal pursuant to Section 1.2(c)(i) shall be made together with payment of (x) all accrued and unpaid interest on the outstanding principal amount of the Advance and (y) all fees, expenses and other amounts outstanding hereunder and under the other Transaction Documents.

(iii) The entire outstanding principal balance of the Advance, all accrued and unpaid interest thereon, and all fees and other amounts outstanding hereunder shall be immediately due and payable on the earlier of (1) an Event of Default consisting of an Insolvency Event, (2) the date of the Change in Control, or (3) December 31, 2014 (the “Maturity Date”).

(iv) All payments shall be applied first to fees and expenses, then to interest, and then to principal. The Advance, once repaid, may not be reborrowed.

(d) Prepayment. Borrowers may, from time to time, prepay the Advance (or any portion thereof) with no premium or penalty upon not less than five (5) business days prior written notice to Lender.

(e) Place and Manner. Borrowers shall make all payments due to Lender in lawful money of the United States, in immediately available funds, without set off, deduction or counterclaim. Lender shall debit Parent’s deposit account at Comerica Bank pursuant to the Authorization Agreement for Pre-Authorized Payments attached hereto as Exhibit A (the “Authorization Agreement”), for principal and interest payments or, after three (3) Business Days’ prior notice (including a reasonably detailed invoice) thereof to Borrowers, any other amounts due to Lender. Borrowers shall notify Lender promptly upon the opening any new deposit accounts or the modification of any existing deposit accounts, and shall provide to Lender the account numbers and other information, and provide to the financial institution at which the deposit accounts are held the instructions and authorizations, necessary for Lender to debit the Borrowers’ deposit accounts as provided in this paragraph.

(f) Default Rate and Maximum Rate. Subject to the Act, if any amounts required to be paid by Borrowers under this Loan Agreement or the other Transaction Documents (including, without limitation, principal or interest payable on the Advance, any fees or other amounts) remain unpaid after such amounts are due and such failure to pay continues for five (5) business days, then Borrowers shall pay interest on the aggregate, outstanding principal balance of the Advance from such date until such past due amounts are paid in full, at a per annum rate (the “Default Rate”) equal to the applicable per annum interest rate under this Loan Agreement, plus three percent (3%). The provision in this paragraph for default interest shall not be construed as Lender’s consent to Borrowers’ failure to pay any amounts in strict accordance with this Loan Agreement or the other Transaction Documents and Lender’s acceptance of any such payments shall not restrict Lender’s exercise of any remedies arising out of any such failure. All computations of default interest shall be based on a year of 360 days and actual days elapsed.

1.3 Facility Fee. Subject to the execution and delivery to Borrowers of this Loan Agreement by Lender and the satisfaction (or waiver) of all conditions to closing, Borrowers shall pay to EC Management Services, Inc., an Affiliate of Lender (“ECMS”), a commitment fee in the amount of Seventy-Five Thousand Five Hundred Seventy-Two and 74/100 Dollars ($75,572.74) (the “Commitment Fee”) in accordance with the terms and provisions of that certain Summary of Terms between Opco and Lender dated December 10, 2010 (the “Letter of Intent”), as consideration for the commitment of Lender to make the proceeds of the Advance available to Borrowers. The Commitment Fee shall be paid by Borrowers to Lender on the Closing Date. Borrowers agree that the Commitment Fee is fully earned upon the full execution and delivery of this Loan Agreement and the satisfaction (or waiver) of all conditions to closing, and is non-refundable.

1.4 Lender Expenses. Borrowers agree to pay to Lender, (i) on the Closing Date, all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, up to a maximum of $26,450.46) incurred in connection with the preparation, negotiation, and closing of the Transaction Documents through the Closing Date, and (ii) after the Closing Date, all costs and expenses (including reasonable attorneys fees and expenses incurred after the Closing Date), as and when they become due, incurred in connection with the enforcement of Borrowers’ obligations under the Transaction Documents; reasonable Collateral audit fees (not to exceed $5,000 per year, unless an Event of Default has occurred and is continuing); and Lender’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Transaction Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Event, whether or not suit is brought.

1.5 Joint and Several Liability of Borrowers .

(a) Each Borrower is accepting joint and several liability hereunder and under the other Transaction Documents in consideration of the financial accommodations provided by the Lender under this Loan Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrower to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 1.5), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event each other Borrower will, without duplication, make such payment with respect to, or perform, such Obligations.

(d) The Obligations of each Borrower under the provisions of this Section 1.5 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Loan Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Loan Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any advances issued under or pursuant to this Loan Agreement, notice of the occurrence of any Default or Event of Default or of any demand for any payment under this Loan Agreement, notice of any action at any time taken or omitted by Lender under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Loan Agreement (except as otherwise provided in this Loan Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other acquiescence by Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Loan Agreement, any and all other indulgences whatsoever by Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any failure by Lender to strictly or diligently assert any right or to pursue any remedy, which might, but for the provisions of this Section 1.5 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 1.5, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 1.5 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 1.5 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or Lender.

(f) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Transaction Documents, any payments made by it to the Lender with respect to any of the Obligations until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to Lender hereunder or under any other Transaction Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(g) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Event of Default, the payment of any amounts due with respect to the Obligations owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations.

2. CLOSING.

2.1 Conditions to Closing. Prior to the funding of the Advance on the Closing Date, the following conditions with respect to the Advance shall have been satisfied by each Borrower or waived in writing by Lender:

(a) Lender shall have received, in form and substance satisfactory to Lender:

(i) This Loan Agreement, duly executed by each Borrower;

(ii) A Second Amended and Restated Secured Promissory Note (the “Note”) in the form attached hereto as Exhibit B, in the original principal amount of Nine Million Eight Hundred Twenty-Two Thousand Seven Hundred Seventy-Six and 27/100 Dollars ($9,822,776.27). The Note shall be given in amendment and restatement, but not in extinguishment or novation, of that certain Promissory Note by Parent payable to Lender dated November 23, 2009 in the original principal amount of $9,822,776.27, the original of which note shall be returned to Parent promptly after the Closing Date;

(iii) An officer’s certificate of each Borrower, certifying copies of: (A) the Certificate of Incorporation, certified by the Secretary of State of the state of such Borrower’s formation, and Bylaws (or equivalent governing documents) of each Borrower (as amended to the date of this Loan Agreement), (B) the resolutions adopted by such Borrower’s board of directors authorizing the transactions contemplated hereby and the documents being executed in connection therewith, and (C) the incumbency of the officers executing this Loan Agreement and the other Transaction Documents to which such Borrower is a party on behalf of such Borrower;

(iv) All consents (in form and substances satisfactory to Lender) of each Borrower’s board of directors, stockholders and third parties necessary, if any, in connection with such Borrower’s execution, delivery and performance of this Loan Agreement and the other Transaction Documents and the transactions contemplated thereby;

(v) The Amended and Restated Warrant to purchase Common Stock of Parent (the “Warrant”), in the form attached hereto as Exhibit C, duly executed by Parent;

(vi) A Management Rights Letter in the form attached hereto as Exhibit D, duly executed by each Borrower;

(vii) An Intellectual Property Security Agreement in the form attached hereto as Exhibit E, duly executed by each Borrower;

(viii) Corporate Resolutions to Borrow in the form attached hereto as Exhibit F, duly executed by each Borrower;

(ix) Each Borrower shall have delivered evidence of its insurance as required by Section 5.9 of this Agreement and an Agreement to Provide Insurance in the form attached hereto as Exhibit G, duly executed by Borrower;

(x) A Consent to Security Interest and Assignment of License Agreement, duly executed by the parties thereto;

(xi) A Deposit Account Control Agreement in the form attached hereto as Exhibit H, duly executed by Parent and Senior Lender;

(xii) The Authorization Agreement, duly executed by each Borrower;

(xiii) A Subordination Agreement with Senior Lender in form and substance satisfactory to Lender;

(xiv) Copies of all Senior Loan Documents, with any changes thereto from the forms previously delivered to Lender to be on terms reasonably satisfactory to Lender;

(xv) A lien search on each Borrower of the Uniform Commercial Code records of the Secretary of State of such Borrower’s formation;

(xvi) Copies of Parent’s monthly financial statements as of November 30, 2010, together with Parent’s most recent annual and quarterly financial statements;

(xvii) Copies of Parent’s Board of Directors-approved financial plan of record, a copy of which is attached hereto as Exhibit I;

(xviii) The SBA Letter Agreement, duly executed by each Borrower in the form attached hereto as Exhibit J;

(xix) Originals executed by Borrowers of each of (A) the Size Status Declaration on SBA Form 480, substantially in the form attached hereto as Exhibit K-1, and (B) the Assurance of Compliance on SBA Form 652, substantially in the form attached hereto as Exhibit K-2;

(xx) All information and documentation that Lender shall have requested in connection with the preparation and completion of the Portfolio Financing Report on SBA Form 1031, section A and B, substantially in the form attached hereto as Exhibit K-3;

(b) No Event of Default shall have occurred and be continuing.

(c) No event or condition shall exist that has had or could be reasonably expected to have a Material Adverse Effect.

(d) The representations and warranties contained in this Loan Agreement and the other Transaction Documents of each Borrower shall be true and correct in all material respects as if made on the date of funding of the Advance, except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(e) Each of the Transaction Documents shall be valid and binding and in full force and effect.

(f) Each Borrower shall have provided to Lender certificates of existence and good standing (including tax status if available) with respect to such Borrower from the state of its organization as of a date acceptable to Lender.

(g) Borrowers shall have provided to Lender such documents, instruments and agreements, including financing statements or amendments to financing statements, as Lender shall request to evidence the perfection and priority (subject to Permitted Liens) of the security interests granted to Lender in this Loan Agreement and in the other Transaction Documents.

3. GRANT OF SECURITY INTEREST.

3.1 Security Grant . As security for all present and future indebtedness, guarantees, liabilities, and other obligations of each Borrower to Lender under this Loan Agreement and the other Transaction Documents, but exclusive of Parent’s obligations to Lender under the Warrant in respect of any equity securities issued by Parent (collectively, the “Obligations”), each Borrower grants Lender a security interest in all of such Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired or arising and wherever located (the “Collateral”):

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), contract rights, deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of such Borrower’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b) all Intellectual Property Collateral;

(c) to the extent not listed above, all other personal property of such Borrower; and

(d) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.

All terms above have the meanings given to them in the Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001. Notwithstanding the foregoing, the security interest granted herein does not extend to and the term “Collateral” does not include (a) any license or contract rights to the extent (i) the granting of a security interest therein would be contrary to applicable law, or (ii) that such rights are nonassignable by their terms (but only to the extent the prohibition is enforceable under applicable law, including, without limitation, Sections 9406(d) and 9408(d) of the Uniform Commercial Code and the consent of the licensor or other party has not been obtained) or (b) more than sixty-five percent (65%) of the voting equity securities of any foreign Subsidiary. Each Borrower agrees to execute, and authorizes Lender to execute on behalf of Lender, such documents and take such actions as Lender reasonably deems appropriate from time to time to perfect or continue the security interest granted hereunder.

3.2 Share Pledge. Each Borrower hereby pledges, assigns and grants to Lender a security interest in all the Shares owned or held of record by such Borrower, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Subject to the Subordination Agreement, the certificate or certificates for the Shares will be delivered to Lender (or its designee or agent), accompanied by an instrument of assignment duly executed in blank by the respective Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, but subject to the rights of the Senior Lender pursuant to the Subordination Agreement, Lender may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Lender and cause new certificates representing such securities to be issued in the name of Lender or its transferee. Each Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Lender may reasonably request to perfect or continue the perfection of Lender’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, the respective Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Loan Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers, and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

4. REPRESENTATIONS AND WARRANTIES. Each Borrower represents to Lender on the date hereof and the date on which each Advance is requested, as follows:

(a) such Borrower is not in default under any agreement under which such Borrower owes money in excess of $100,000, or any other agreement, in each case where such default could reasonably be expected to have a Material Adverse Effect;

(b) such Borrower is duly organized, validly existing and (if applicable) in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and such Borrower has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Transaction Document to which it is a party and to incur the Obligations;

(c) this Agreement is, and the other Transaction Documents to which each Borrower is a party when executed and delivered will be, the legal, valid and binding obligations of such Borrower, each enforceable against such Borrower in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles;

(d) such Borrower has taken all action and obtained all consents necessary to authorize its execution, delivery and performance of the Transaction Documents to which such Borrower is a party;

(e) such Borrower has good title to the Collateral or has valid and enforceable rights to use the Collateral, and there are no liens, security interests or other encumbrances on the Collateral other than the security interest granted to Lender hereunder and Permitted Liens;

(f) the execution and performance of the Transaction Documents do not conflict with, or constitute a default under, any agreement to which such Borrower is party or by which such Borrower is bound or a Legal Requirement applicable to such Borrower, in each case where such conflict or default could reasonably be expected to have a Material Adverse Effect;

(g) the written information provided by such Borrower (or its agents or representatives) to Lender on or prior to the date of the Advance, taken together with all information so provided to Lender, is true and correct in all material respects (it being recognized by Lender that the projections and forecasts provided by such Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results);

(h) all financial statements together with other information provided by such Borrower (or its agents or representatives) to Lender fairly present such Borrower’s financial condition, and, except as disclosed to Lender in writing, there has not been a material adverse change in the financial condition of such Borrower since the date of the most recent financial statements of such Borrower submitted to Lender (the “Latest Financial Statements”);

(i) such Borrower possesses and is in compliance in all material respects with all Permits required to operate its business;

(j) except as disclosed to Lender in writing, such Borrower or its Subsidiaries own or are licensees thereof, of all the patents, copyrights, trademarks and other intellectual property rights used in or necessary for the conduct of their business or operations as currently conducted and proposed to be conducted or that are otherwise material to the condition (financial or otherwise), business, or operations of such Borrower (collectively, the “Intellectual Property”), all such Copyrights, Patents or Trademarks are listed on the schedules attached to the Intellectual Property Security Agreement and each of such Borrower’s patents and trademarks are valid and enforceable;

(k) such Borrower is in compliance with all applicable Legal Requirements where a failure to be in compliance could reasonably be expected to have a Material Adverse Effect;

(1) except as disclosed to Lender in writing, such Borrower is not party to any litigation and is not, to its knowledge, the subject of any government investigation, and such Borrower has no knowledge of any pending litigation or investigation or the existence of circumstances that reasonably could be expected to give rise to such litigation or investigation which, in each case, could if adversely determined, reasonably be expected to result in uninsured damages in excess of $250,000;

(m) other than Permitted Investments, such Borrower does not own any shares or other equity interests in any corporation, partnership, limited liability company or other entity;

(n) all of such Borrower’s inventory is in all material respects of good and marketable quality, free from material defects, except for inventory for which adequate reserves have been made in accordance with GAAP;

(o) Parent (on a consolidated basis): (A) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (B) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (C) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due;

(p) such Borrower does not have any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) required to be disclosed in a balance sheet prepared in accordance with GAAP (including the notes thereto) arising out of transactions entered into at or prior to the Closing Date, or any action or inaction at or prior to the Closing Date, or any state of facts existing at or prior to the Closing Date other than: (A) liabilities set forth on the Latest Financial Statements (including any notes thereto) and (B) liabilities and obligations which have arisen after the date of the Latest Financial Statements in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit, unless such liability is either fully covered by insurance (subject to normal deductibles or retentions) or is not, individually or in the aggregate with all such other liabilities, such as could reasonably be expected to have a Material Adverse Effect);

(q) all Collateral consisting of Equipment and Inventory is in good operating condition and repair, subject to ordinary wear and tear, and such Borrower has made all economically reasonable and necessary repairs thereto;

(r) the inclusion of each account receivable on Parent’s financial statements delivered to Lender is in accordance with GAAP;

(s) no Subsidiary of such Borrower is either (i) a revocable trust or (ii) a partnership which has an individual as a general partner;

(t) except as previously disclosed to Lender, none of such Borrower or a Subsidiary of such Borrower and/or any of their respective officers, directors or controlling persons has a preexisting personal or business relationship with Lender;

(u) such Borrower, by virtue of its business and financial experience, has the capacity to protect its own interests in connection with this Loan Agreement and the other Transaction Documents without relying on Lender;

(v) Parent or Opco, as applicable, has full power and authority to create a first lien on the Shares, subject to Permitted Liens, and no disability or contractual obligation exists that would prohibit Parent or Opco, as applicable, from pledging the Shares pursuant to this Loan Agreement; to Parent’s or Opco, as applicable, knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares; the Shares have been and will be duly authorized and validly issued, and are fully paid and non- assessable; to Parent’s or Opco, as applicable, knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Parent or Opco, as applicable, knows of no reasonable grounds for the institution of any such proceedings;

(w) no representation or other statement made by such Borrower to Lender in any Transaction Document or any certificate or instrument delivered by such Borrower to Lender in connection herewith (taken together with all such representations, statements, certificates and instruments delivered by such Borrower) contains any untrue statement of a material fact or omits to state a material fact necessary to make any statements made to Lender not misleading (it being recognized by Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results);

(x) such Borrower has filed or obtained extensions for filing or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all material taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect; and

(y) On the Closing Date, Opco, including its affiliates, has (i) tangible net worth not- in excess of Eighteen Million Dollars ($18,000,000) and (ii) average net income after Federal income taxes (excluding any carry-over losses) for the preceding two (2) completed fiscal years not in excess of Six Million Dollars ($6,000,000), in each case prepared in accordance with GAAP (for purposes of this Section 4(y) only, “affiliate” has the meaning set forth in Section 121.103 of Title 13 of the Code of Federal Regulations).

5. COVENANTS.

5.1 Financial Information. Parent will provide Lender (i) as soon as available, but in any event within thirty (30) days after the last day of each calendar month, monthly company-prepared consolidated financial statements in form and substance satisfactory to Lender, prepared in accordance with GAAP (except for the lack of footnotes and being subject to normal year-end audit adjustments), (ii) as soon as available, but in any event within 120 days after the last day of Parent’s fiscal year, audited consolidated financial statements in form and substance satisfactory to Lender, prepared in accordance with GAAP, together with an unqualified opinion on such financial statements from Deloitte or any other independent certified public accounting firm reasonably acceptable to Lender, (iii) within thirty (30) days after the last day of each month, aged listings by invoice date of accounts payable and accounts receivable as of the end of such month, (iv) within thirty (30) days after the end of Parent’s fiscal year, Parent’s financial and business projections and budget for the upcoming fiscal year, with evidence of approval thereof by the Parent’s Board of Directors, (v) copies of all notices, minutes, consents and other relevant material provided to members of the Parent’s Board of Directors for meetings of the Board of Directors at the same time that such materials are provided to the members of the Parent’s Board of Directors, except that Lender may be excluded from access to any such material if Parent’s Board of Directors determines in good faith, upon advice of counsel, that such exclusion is reasonable necessary to preserve the attorney-client privilege, to protect highly confidential information or for other similar reasons, (vi) within thirty (30) days of the last day of each fiscal quarter, a report signed by Parent, in form reasonably acceptable to Lender, listing any applications or registrations that any Borrower has made or filed during such quarter in respect of any Patents, Copyrights or Trademarks and any changes during such quarter in the status of any outstanding applications or registrations, as well as any material change in any Borrower’s Intellectual Property Collateral, including but not limited to any subsequent ownership right of any Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of any Intellectual Property Security Agreement delivered to Lender by any Borrower in connection with this Agreement, (vii) within thirty (30) days after the last day of each month, a Compliance Certificate in the form attached hereto as Exhibit L, executed by Parent’s Chief Financial Officer or other authorized officer reasonably acceptable to Lender, and (viii) promptly upon Lender’s request, such other information relating to any Borrower’s operations and condition as Lender may reasonably request from time to time.

5.2 Good Standings; Existence; Compliance with Laws . Each Borrower and each of its Subsidiaries will maintain its corporate existence and good standing and will maintain in force all licenses and agreements necessary or appropriate to the conduct of its business where a failure to do so could reasonably be expected to have a Material Adverse Effect. Each Borrower and each of its Subsidiaries will pay all taxes on or before the date such taxes are due (unless contested by such Borrower in good faith and each Borrower has made adequate reserves in its financial statements in accordance with GAAP) except for franchise and other taxes the failure to pay which arises out of such Borrower’s or its Subsidiary’s failure to maintain good standing in a jurisdiction which is not a violation of the immediately preceding sentence. Each Borrower shall comply, and shall cause each of its Subsidiaries to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which could reasonably be expected to have a Material Adverse Effect.

5.3 Negative Covenants . No Borrower nor any domestic Subsidiary of any Borrower will (i) make any investments in, or loans or advances to, any Person other than in the ordinary course of business as currently conducted and other than Permitted Investments, (ii) acquire any assets other than in the ordinary course of business as currently conducted, unless the total value of such transaction (including cash paid, liabilities assumed and equity securities of any Borrower issued), would not exceed $100,000 in any fiscal year, (iii) make any distributions or pay any dividends (other than (a) those payable solely in equity securities issued by such Borrower or such Subsidiary and (b) those from any Borrower or Subsidiary to Borrower) to any Person on account of any equity ownership interest in any Borrower or any of its Subsidiaries, (iv) make any payment on account of or in redemption, retirement or purchase of any capital stock of any Borrower or its Subsidiaries, except that any Borrower or any of its Subsidiaries may make such payments to any Borrower and any Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements (A) as long as such repurchases in any fiscal year of Borrower do not exceed five percent (5%) of Borrower’s issued and outstanding capital stock and (B) as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (v) directly or indirectly enter into or permit to exist any material transaction with any Affiliate of such Borrower or any Subsidiary of such Borrower, except for (1) Permitted Investments, (2) bona fide equity financings and (3) other transactions in the ordinary course of business, in each case, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm’s-length transaction with a non-affiliated Person, (vi) move, dispose of or encumber (except for Permitted Liens) any portion of such Borrower’s or any Subsidiary’s assets, except for (1) transfers or dispositions of inventory in the ordinary course of business as currently conducted, (2) dispositions of obsolete, worn-out or surplus Equipment and Inventory, and (3) licenses and similar arrangements in the ordinary course of business, (vii) without Lender’s prior written consent not to be unreasonably withheld, create any direct or indirect subsidiary of any Borrower, (viii) alter or modify such Borrower’s or any domestic Subsidiary’s corporate structure; or change its name without prior written notice to Lender, or (ix) without Lender’s prior written consent not to be unreasonably withheld, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

5.4 Indebtedness. No Borrower will, nor will it permit any Subsidiary to, create, incur, assume or be liable for any Indebtedness, other than Permitted Indebtedness.

5.5 Liens; Encumbrances . No Borrower will, nor will it permit any Subsidiary to, create, incur, or allow any Lien on any of its property or assign or convey any right to receive income, except for Permitted Liens. Notwithstanding the foregoing, Borrowers will not permit LDR Medical, SAS to create, incur or allow any Lien on LDR Medical, SAS’ property to secure any Indebtedness other than the Indebtedness specifically permitted in clauses (c) and (g) of the defined term Permitted Indebtedness.

5.6 Subordinated Debt. No Borrower will make or permit, nor will it make or permit any Subsidiary to make, any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt.

5.7 Financial Covenants.

(a) Minimum Revenue. Tested as of the end of each fiscal quarter, Borrowers’ consolidated revenues (which shall be adjusted for foreign currencies), measured on a trailing two (2) quarter basis, shall be at least eighty percent (80%) of the trailing two quarter revenue plan that has been approved by Parent’s Board of Directors and attached as Schedule B hereto (the “Approved 2011 Sales Plan”).

(b) Minimum EBITDA. Tested as of the end of each month commencing March 31, 2011, Borrowers’ consolidated EBITDA, measured on a cumulative year-to-date basis for 2011 shall be equal to or higher than the amounts attached as Schedule C hereto (the “Approved 2011 Minimum EBITDA”) for each respective month.

(c) Lender shall have the right to reset the foregoing covenants, or other mutually agreed upon covenant(s), each year during the term of this Loan Agreement, commencing February 28, 2012, effective for such calendar year, based upon Lender’s good faith business judgment, in consultation with Borrowers and based upon the projections delivered to Lender by Borrowers. Notwithstanding the foregoing, Lender may reset the financial covenants upon the occurrence of an Event of Default.

5.8 Books and Records; Inspection and Audit Rights. Each Borrower shall maintain financial records in accordance with generally accepted practices. Lender shall have (i) a right to visit and inspect any of the properties of each Borrower and its Subsidiaries, including a right to examine and copy each Borrower’s and its Subsidiaries’, books and records from time to time upon reasonable notice to such Borrower or such Subsidiary and during normal business hours and (ii) to discuss its affairs, finances and accounts with each Borrower’s and each of its Subsidiary’s officers and, as far as practical (unless an Event of Default has occurred and is continuing), in the presence of an officer of such Borrower or its Subsidiary, its independent public accountants, at such reasonable times and as often as Lender may reasonably request. Lender may audit such Borrower’s Collateral annually (unless an Event of Default has occurred and is continuing, in which case such audits may be conducted more frequently) at such Borrower’s expense (such expense not to exceed $5,000 per year, unless an Event of Default has occurred and is continuing, in which case such expense shall not be so limited). Lender will give such Borrower fifteen (15) days advance notice of such an audit, unless an Event of Default has occurred and is continuing.

5.9 Insurance. Borrowers will maintain insurance with financially sound and reputable insurance companies in such amounts and of such types as are customarily carried by companies similar in size and nature to Borrowers relating to the Collateral and the Borrowers’ business. Any insurance on the Collateral shall include a lender’s loss payable endorsement in favor of Lender as an additional loss payee, and any liability insurance shall be endorsed to show Lender as an additional insured.

5.10 Registration of Intellectual Property Rights. Each Borrower will register with the United States Patent and Trademark Office or the United States Copyright Office, its Intellectual Property and additional intellectual property rights developed or acquired including revisions or additions with any product before the sale or licensing of the product to any third party, in each case to the extent that its Board of Directors in good faith deems appropriate for the development of such Borrower’s business and in the best interests of such Borrower and its stockholders. To the extent that its Board of Directors in good faith determines appropriate for the development of such Borrower’s business and in the best interests of such Borrower and its stockholders, such Borrower will (i) protect, defend and maintain the validity and enforceability of the Intellectual Property and promptly advise Lender in writing of any known material infringements and (ii) not allow any Intellectual Property material to such Borrower’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent.

5.11 Subsidiary Guarantors. Contemporaneously with the formation or acquisition of any new Subsidiary of any Borrower, such Borrower shall cause any such new domestic Subsidiary to execute and deliver a guaranty in form and substance acceptable to Lender.

5.12 Use of Proceeds. Borrowers will use the proceeds from the Advance, solely for payment of transaction fees incurred in connection with the Transaction Documents, to pay off certain existing indebtedness of Borrowers as set forth on Schedule 5.12 and for working capital.

5.13 Further Assurances. Each Borrower will, within three (3) business days, execute any further instruments and take further action as Lender may reasonably request to perfect or continue Lender’s security interest in the Collateral or to effect the purposes of this Loan Agreement.

5.14 Right of First Refusal on Senior Debt. In the event that Borrowers determine to replace or refinance the Senior Indebtedness under the Senior Loan Agreement with a party other than Senior Lender, Borrowers grant to Lender a right of first offer to replace or refinance such senior indebtedness on terms mutually acceptable to Lender and Borrowers.

5.15 Borrowing Base Covenant. Borrowers hereby covenant and agree that the definition of “Eligible Accounts” contained in Section 1.1 of the Senior Loan Agreement will not be amended, replaced, modified, or revised in any way without prior written consent of Lender if the effect of such amendment, replacement, modification, or revision would be to allow for advances that would not have been available under the definition of “Eligible Accounts” contained in the Senior Loan Agreement as in effect on the Closing Date.

5.16 Notice of Default. Each Borrower shall provide, prompt written notice (but, in any event, within five (5) business days of the knowledge thereof of a Responsible Officer) (i) of any condition or event that constitutes a Default or an Event of Default or that written notice has been given to such Borrower or any of its Subsidiaries with respect thereto; (ii) that any Person has given any notice of default to such Borrower or any of its Subsidiaries, or taken any other action with respect to any event or condition set forth in Section 6.1(b)(ii) ; or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, which notice shall be accompanied by a certificate of its Responsible Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action such Borrower and its Subsidiaries have taken, are taking and/or propose to take with respect thereto.

5.17 The Act. At the request of Lender, each Borrower will provide reasonable assistance to Lender, at no additional cost to Borrower, so that Lender is able to promptly correct any defect, error or omission with respect to the Act which may be discovered in the contents of this Agreement or the other Transaction Documents or in the execution or acknowledgment thereof, and will execute, acknowledge and deliver such further instruments and do such further acts as may be reasonably necessary for this Agreement and the other Transaction Documents, and all transactions contemplated thereby, to comply with the Act; provided, however, that Borrowers shall not be required to take or consent to any actions that would increase Borrowers’ obligations or reduce Borrowers’ rights under this Loan Agreement or the other Loan Documents.

6. EVENTS OF DEFAULT; REMEDIES.

6.1 Events of Default . Any one or more of the following shall constitute an “Event of Default” under this Loan Agreement: (a) Borrowers’ failure to pay all or any part of the principal or interest hereunder on the date due and payable and such failure continues for five (5) business days, (b) any Borrower’s failure to (i) comply with any agreement or covenant set forth in this Loan Agreement or any other Transaction Document and, as to any default that can be cured, such Borrower has not cured the default within twenty (20) business days after the earlier of (1) receipt by such Borrower of notice from Lender of such default or (2) actual knowledge of a Responsible Officer of such Borrower of such default, or (ii) comply (after taking into account any applicable cure or grace periods) with the terms of any agreement to which such Borrower is a party or by which it is bound, the failure to comply with which could reasonably be expected to have a Material Adverse Effect, or any agreement pursuant to which such Borrower has incurred Indebtedness in excess of $100,000, including, without limitation, any event or occurrence that would constitute a default or an event of default under the Senior Loan Agreement, or (iii) comply with any Legal Requirements that could reasonably be expected to result in a Material Adverse Effect; or (c) any Borrower becomes unable to pay its debts (including trade debts) as they mature, or becomes the subject of any case or proceeding under the United States Bankruptcy Code or any other law relating to the reorganization or restructuring of debt which has not been stayed or dismissed within forty-five (45) days of the filing (an “Insolvency Event”), or any material portion of such Borrower’s assets is attached or becomes subject to levy or similar judicial proceeding that is not released within fifteen (15) business days or in any event no later than five (5) business days prior to the date of any proposed sale thereunder; or (d) any representation made to Lender in this Loan Agreement or any other Transaction Document, or any information given to Lender by or on behalf of any Borrower, shall be incorrect (when taken together with other information provided to Lender) in any material respect when made; or (e) any material part of the Collateral becomes subject to an attachment, lien, security interest or levy in favor of any Person other than Lender, other than Permitted Liens, that is not released within fifteen (15) business days; or (f) a final non-appealable judgment or judgments for the payment of money in excess of $250,000 shall be rendered against any Borrower and shall remain unsatisfied, unstayed or not covered by adequate insurance for a period of fifteen (15) days; or (g) any occurrence or event which has had a Material Adverse Effect.

6.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, all unpaid principal, accrued and unpaid interest and other amounts owing hereunder shall, at the option of Lender, or immediately and automatically with no action required if such Event of Default consists of an Insolvency Event, be immediately due and payable and collectible by or on behalf of Lender, and Lender may exercise all of the rights of a secured party under the Uniform Commercial Code and any other applicable law. Lender may immediately set off and apply to any obligation outstanding hereunder and under any other Transaction Document any balances or deposits held by Lender or any indebtedness at any time owing to or for the credit or the account of Borrowers held by Lender. Borrowers shall assemble the Collateral in accordance with. Lender’s directions, and Lender shall have a right at Borrowers’ sole expense to dispose of all or any portion of the Collateral in the order and manner that Lender elects, in its sole discretion, in any commercially reasonable manner. Lender shall have a royalty-free license to use any name, trademark, or any property of each Borrower to complete production of, advertisement for, and disposition of any Collateral and Lender shall have a license to enter into, occupy and use each Borrower’s premises and the Collateral without charge to exercise any of Lender’s rights or remedies under this Loan Agreement or under any other Transaction Document. Each Borrower irrevocably appoints Lender (and any of Lender’s designated employees or agents) as such Borrower’s true and lawful attorney in fact to, after the occurrence and during the continuance of an Event of Default, take any action and to execute any instrument which Lender may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) endorse such Borrower’s name on any checks or other forms of payment;

(b) make, settle and adjust all claims under and decisions with respect to such Borrower’s policies of insurance;

(c) settle and adjust disputes and claims respecting accounts receivable with account debtors;

(d) execute and deliver all notices, instruments and agreements in connection with the perfection of the security interest granted in this Loan Agreement or under any other Transaction Document;

(e) sell, lease or otherwise dispose of all or any part of the Collateral;

(f) ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Collateral of such Borrower;

(g) receive and open all mail addressed to such Borrower and to notify postal authorities to change the address for the delivery of mail to such Borrower to that of Lender;

(h) receive, indorse, and collect any drafts or other instruments, documents, negotiable Collateral or chattel paper;

(i) file any claims or take any action or institute any proceedings which Lender may deem necessary or desirable for the collection of any of the Collateral of any Borrower or otherwise to enforce the rights of Lender with respect to any of the Collateral;

(j) repair, alter, or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to any Borrower in respect of any account of any Borrower;

(k) use any labels, Intellectual Property Collateral, trade names, URLs, domain names, industrial designs, advertising matter or other industrial or intellectual property rights, in advertising for sale and selling inventory and other Collateral and to collect any amounts due under accounts, contracts or negotiable collateral of any Borrower; and

(1) Lender shall have the right, but shall not be obligated, to bring suit in its own name to enforce the Intellectual Property Collateral and, if Lender shall commence any such suit, then each Borrower shall, at the request of Lender, do any and all lawful acts and execute any and all proper documents required by Lender in aid of such enforcement.

The appointment of Lender as each Borrower’s attorney in fact, and each of Lender’s rights and powers, being coupled with an interest, is irrevocable until all amounts owing to Lender under this Loan Agreement and the other Transaction Documents (other than the Warrant) have been repaid in full.

7. WAIVERS; INDEMNITY. Each Borrower waives notice of default, presentment, and demand for payment, notice of dishonor, protest, and notice of protest under this Loan Agreement and any other Transaction Document. Borrowers shall pay all reasonable costs of collection and enforcement of this Loan Agreement when incurred, including reasonable attorneys’ fees, costs and expenses incurred before, after or in connection with of an Insolvency Event. So long as Lender complies with reasonable lending practices and Section 9-207 of the Uniform Commercial Code and all other applicable laws, rules and regulations, Lender shall not in any case be liable for any loss of, or damage to, the Collateral, the risk of which shall be borne by Borrowers at all times. Borrowers shall indemnify and hold Lender harmless from any claim, obligation or liability (including without limitation reasonable attorneys fees and expenses) arising out of this Loan Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, including any claim, obligation or liability arising before, after or in connection with an Insolvency Event other than losses solely and directly resulting from Lender’s gross negligence, intentional breach of this Agreement or willful misconduct. The indemnity obligation hereunder shall survive repayment of all Obligations and termination of this Loan Agreement until all applicable statute of limitation periods as to actions that may be brought against Lender have run.

8. MAXIMUM LAWFUL RATE. On the Maturity Date or, if earlier, the date that the Advance and all accrued interest thereon is paid in full, Lender will compute the total amount of interest that has been contracted for, charged or received by Lender or payable by Borrowers hereunder and compare such amount to the Maximum Lawful Amount that could have been contracted for, charged or received by Lender. If such computation reflects that the total amount of interest that has been contracted for, charged or received by Lender or payable by Borrowers exceeds the Maximum Lawful Amount, then Lender shall apply such excess to the reduction of the principal balance, and any remaining excess shall be refunded to Borrowers. This provision concerning the crediting or refunding of excess interest shall control and take precedence over all other agreements between Borrowers and Lender so that under no circumstance shall the total interest contracted for, charged or received by Lender exceed the Maximum Lawful Amount.

9. MISCELLANEOUS . Lender may assign all or any part of its interest in this Loan Agreement and the Advance to any Person, or grant a participation of any interest in this Loan Agreement, without the consent of any Borrower; notwithstanding the foregoing, Lender shall not assign its rights under the Management Rights Agreement without the consent of Borrowers, not to be unreasonably withheld, except in connection with a transfer to an Affiliate of Lender or upon the occurrence and during the continuance of an Event of Default hereunder. This Loan Agreement can be amended only by an instrument signed by Lender and each Borrower. All prior agreements, understandings, and negotiations are superseded by this Loan Agreement. No Borrower may assign any obligation hereunder without Lender’s consent, which may be granted or withheld in Lender’s sole discretion. This Loan Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument. Each provision of this Loan Agreement shall be severable from every other provision of this Loan Agreement for the purpose of determining the legal enforceability of any specific provision. All covenants, representations, and warrants made in this Loan Agreement shall continue in full force and effect so long as any obligations hereunder remain outstanding (other than any indemnification obligations not then due and payable which expressly survive the termination of this Agreement). This Loan Agreement and the other Transaction Documents (other than the Warrant) are subject to the terms and conditions of that certain Subordination Agreement by and between Lender and Senior Lender of even date herewith. This Loan Agreement and the other Transaction Documents (other than the Warrant) shall be governed by the internal laws of the State of California, without regard to conflicts of laws rules. Each Borrower and Lender consent to the jurisdiction of the United States District Court of the Northern District of California and the state courts for San Mateo, California. In handling any confidential information, Lender and all employees and agents of Lender shall exercise the same degree of care that Lender exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the Subsidiaries or Affiliates of Lender in connection with their present or prospective business relations with any Borrower, (ii) to prospective transferees or purchasers of any interest in the Advance, provided that they have entered into a comparable confidentiality agreement in favor of the applicable Borrower and have delivered a copy to such Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Lender, and (v) as Lender may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Lender when disclosed to Lender, or becomes part of the public domain after disclosure to Lender through no fault of Lender; or (b) is disclosed to Lender by a third party, provided Lender does not have actual knowledge that such third party is prohibited from disclosing such information.

10. NOTICES. Unless otherwise provided in this Loan Agreement, all notices, requests, consents, demands, and other communications by any party relating to this Loan Agreement or any other Transaction Document shall be in writing and will be deemed given: (a) when delivered if delivered personally (including by courier); (b) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested, except for financial statements and other informational documents which may be sent by first-class mail); (c) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (d) upon receipt of a confirmed transmission, if sent by .pdf or facsimile transmission, in each case, to a Borrower or to Lender, as the case may be, at its addresses set forth below (or, in the case of .pdf, to the email address designated from time to time):

If to Opco:	LDR Spine USA, Inc.
4030 W. Braker Lane, Suite 360
Austin, TX 78759
Attn: Chief Financial Officer
Fax: (512) 344-3350
Email: DennisHynson@ldrspine.com

with a copy (which shall	Andrews Kurth LLP
not constitute notice) to:	111 Congress Avenue, Suite 1700
Austin, TX 78701
Attn: Carmelo M. Gordian
Fax: (512) 320-9292
Email: CGordian@andrewskurth.com

If to Parent:	LDR Holding Corporation
4030 W. Braker Lane, Suite 360
Austin, TX 78759
Attn: Chief Financial Officer
Fax: (512) 344-3350
Email: DennisHynson@ldrspine.com

with a copy (which shall	Andrews Kurth LLP
not constitute notice) to:	111 Congress Avenue, Suite 1700
Austin, TX 78701
Attn: Carmelo M. Gordian
Fax: (512) 320-9292
Email: CGordian@andrewskurth.com

If to Lender:	Escalate Capital I, L.P.
300 West Sixth St., Suite 2250
Austin, TX 78701
Attention: Tony Schell
Fax: (512) 651-2101
Email: tong@escalatecapital.com

And to:	Escalate Capital I, L.P.
150 Almaden Blvd., Suite 925
San Jose, CA 95113
Attention: Simon James
Fax: (408) 200-0099
Email: simon@escalatecapital.com

With a copy (which shall not	Patton Boggs LLP
constitute notice) to:	2000 McKinney Ave., Ste. 1700
Dallas, TX 75201
Attention: David McLean, Esq.
Fax: (214) 758-1550
Email: dmclean@pattonboggs.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. JURY WAIVER; ARBITRATION. LENDER AND EACH BORROWER WAIVE ANY RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS LOAN AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IF THIS JURY WAIVER IS FOR ANY REASON UNENFORCEABLE, THE PARTIES AGREE TO RESOLVE ALL CLAIMS, CAUSES AND DISPUTES THROUGH FINAL AND BINDING ARBITRATION TO BE HELD IN SAN MATEO COUNTY IN ACCORDANCE WITH THEN-CURRENT COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. JUDGMENT UPON ANY AWARD RESULTING FROM ARBITRATION MAY BE ENTERED INTO AND ENFORCED BY ANY STATE OR FEDERAL COURT HAVING JURISDICTION THEREOF.

12.	DEFINITIONS.

“Act” means the Small Business Investment Act of 1958, as amended and in effect from time to time, and the regulations promulgated thereunder.

“Advance” shall have the meaning given to such term in Section 1.1 .

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers and directors.

“Change in Control” shall mean (a) a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Parent ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the board of directors of Parent, who did not have such power before such transaction, (b) a sale of all or substantially all of the assets of Borrowers, on a consolidated basis, or (c) Parent fails to own and control, directly or indirectly, 100% of the Shares of Opco.

“Closing Date” means February 11, 2011.

“Contingent Obligations “ means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued for the account of that Person; and (iii) all obligations arising Linder any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights “ means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“EBITDA” means with respect to any period and as determined on a consolidated basis, Borrowers’ net income after taxes for such period, plus interest expense, income tax expense, depreciation and amortization for such period, plus non-cash stock compensation and any other non-cash expenses and gains or losses from foreign exchange rates for such period, all on a consolidated basis.

“Event of Default” shall have the meaning given to such term in Section 6.

“GAAP” means generally accepted accounting principles in effect in the United States.

“Governmental Authority” means any federal, state, provincial, municipal, and foreign governmental entity, authority, or agency or any other political subdivision, or any entity exercising executive, legislative judicial, regulatory or administrative functions of government.

“Guarantor” means each direct or indirect domestic Subsidiary of Parent (other than Opco), whether now existing or hereafter created or acquired.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit (but in all events excluding trade payables incurred in the ordinary course of business), (b) all obligations evidenced by notes, bonds, debentures or similar instruments (including the Advance and the Senior Indebtedness), (c) all capital lease obligations, and (d) all Contingent Obligations (with respect to any of the foregoing).

“Intellectual Property Collateral “ means all of each Borrower’s right, title, and interest in and to the following:

(a) Copyrights, Trademarks and Patents;

(b) any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c) any and all design rights which may be available to each Borrower now or hereafter existing, created, acquired or held;

(d) any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e) all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g) all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Legal Requirement” means any statute, ordinance, code, law, rule, regulation, order or other requirement, enacted, adopted or applied by any Governmental Authority, including, decisions, orders, writs, awards, or injunctions of an arbitrator or a court or other Governmental Authority.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, assets or condition (financial or otherwise) of any Borrower, (ii) the ability of any Borrower to repay the Obligations or otherwise perform its obligations under the Transaction Documents (other than the Warrant), or (iii) the value, perfection or priority (except with respect to Permitted Liens) of Lender’s security interest in the Collateral.

“Maturity Date” shall have the meaning given to such term in Section 1.2(c).

“Maximum Lawful Amount” means the maximum amount of interest that is permissible under applicable state or federal laws for the type of loan evidenced by the Transaction Documents.

“Maximum Senior Indebtedness Amount” means $14,000,000.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same.

“Permits” means all franchises, approvals, permits, authorizations, licenses, orders, registrations, certificates, variances and other similar permits or rights obtained from any Governmental Authority and all pending applications therefor, which are material to the business of any Borrower.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrowers in favor of Lender arising under this Loan Agreement or any other Transaction Document;

(b) Senior Indebtedness not to exceed the Maximum Senior Indebtedness Amount at any one time outstanding;

(c) Indebtedness not to exceed the principal amount of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year of Borrowers secured by a lien described in clause (c) of the defined term “Permitted Liens;” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment and related software financed with such Indebtedness;

(d) Subordinated Debt in an aggregate amount not to exceed $150,000 at any time outstanding during the term hereof;

(e) Indebtedness of Opco to trade creditors incurred in the ordinary course of business;

(f) Indebtedness of Borrowers arising from the endorsement of instruments in. the ordinary course of business; and

(g) Indebtedness owing by LDR Medical, SAS to certain lenders, not to exceed the principal amount of Six Million Five Hundred Thousand Euros (€6,500,000) at any time outstanding during the term hereof.

“Permitted Investments” are:

(a) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) certificates of deposit issued maturing no more than 1 year after issue; and (iv) investments made pursuant to a Borrower’s investment policy approved by its board of directors and disclosed to Lender;

(b) cash investments by (x) Parent in Opco, (y) a Borrower in wholly-owned domestic Subsidiaries of such Borrower which have guaranteed the Obligations pursuant to Section 5.11 of this Agreement; and (z) Parent in LDR Medical, SAS not to exceed One Million Dollars ($1,000,000) per calendar year; in each instance provided that investments of such amounts will not cause an Event of Default or the occurrence of an event that, with the passage of any notice and cure period, would constitute an Event of Default;

(c) investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(d) non-cash investments of Equipment, related software and other personal property in direct or indirect foreign Subsidiaries of Parent, with an aggregate fair market value not to exceed $100,000 in any fiscal year plus the return by Parent or any domestic Subsidiary of Parent of Inventory to LDR Medical, SAS;

(e) investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (e) shall not apply to investments of any Borrower in any Subsidiary of any Borrower;

(f) investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors or stockholders relating to the purchase of equity securities of Parent or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Parent’s Board of Directors not to exceed, for all such investments, $100,000 in the aggregate outstanding at any time;

(g) joint ventures or strategic alliances in the ordinary course of each Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by any Borrower do not exceed $250,000 in the aggregate in any fiscal year; and

(h) other investments not otherwise permitted hereunder not exceeding $100,000 in the aggregate outstanding at any time.

“Permitted Liens “ means:

(a) any liens (i) existing on the Closing Date and disclosed in writing to Lender on or before the Closing Date (excluding liens to be satisfied with the proceeds of the Advance) or (ii) arising under this Loan Agreement or the other Transaction Documents;

(b) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves;

(c) purchase money liens (i) on equipment and software acquired or held by any Borrower incurred for financing the acquisition of the equipment and software, or (ii) existing on equipment when acquired, if the lien is confined to the property and improvements and the proceeds of the equipment and software;

(d) leases or subleases and licenses or sublicenses granted in the ordinary course of each Borrower’s business;

(e) liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 6 ;

(f) liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions to secure standard fees for deposit services charged by, but not financing made available by such institutions, provided that Lender has a perfected security interest in the amounts held in such deposit accounts;

(g) liens securing Indebtedness described in clause (b) , clause (d) , and clause (g) of Permitted Indebtedness and extensions, refinancings, modifications, amendments and restatements thereof;

(h) liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other similar liens incurred in the ordinary course of business for sums not overdue more than sixty (60) days;

(i) liens (other than any lien created by Section 4068 of ERISA and securing an obligation of any employer or employers which is delinquent) incurred or deposits or pledges made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security, or to secure the performance of bids, leases, customs, tenders, statutory obligations, surety and appeal bonds, payment and performance bonds, return-of-money bonds and other similar obligations (not incurred in connection with the borrowing of money or the obtaining of advances or credits to finance the purchase price of property);

(j) easements, rights-of-way, restrictions, covenants, conditions and other liens incurred, licenses and sublicenses and other similar rights granted to others in the ordinary course of business and not, individually or in the aggregate, materially interfering with the ordinary conduct of the business of the applicable Person;

(k) liens which are incidental to the conduct of the Borrowers’ business or the ownership of its property and assets and which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially impair the ordinary conduct of the business of the applicable Person;

(1) liens securing Indebtedness incurred to the extent used to finance insurance premiums;

(m) liens arising from UCC financing statement filings regarding operating leases and consignments;

(n) liens consisting of rights of set-off or bankers’ liens or amounts on deposit; and

(o) liens existing on the Closing Date on any property of LDR Medical, SAS or any other liens of the same type, or substantially similar to such Liens, existing hereafter on any property of LDR Medical, SAS.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity, or governmental agency.

“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer, or the Vice President of the applicable Borrower.

“SBA Letter Agreement “ means that certain letter agreement regarding matters pertaining to the Act, dated as of the date hereof, by and between Borrowers and Lender, substantially in the form of Exhibit J attached hereto.

“Senior Indebtedness” means all obligations, liabilities and Indebtedness of every nature of Borrowers from time to time owed under the Senior Loan Documents or under any replacement or substitute senior loan facility; provided, however, that in no event shall the principal amount of the Senior Indebtedness at any time exceed the Maximum Senior Indebtedness Amount. Senior Indebtedness shall be considered to be outstanding whenever any loan commitment or principal amount under the Senior Loan Documents is outstanding.

“Senior Lender” means Comerica Bank or any replacement or substitute lender.

“Senior Loan Agreement” means that certain Loan Agreement dated on or about December 9, 2010 among Parent, Opco, and Senior Lender, as the same may be amended, supplemented or otherwise modified, replaced or refinanced from time to time as permitted herein.

“Senior Loan Documents “ means the Senior Loan Agreement and all other agreements, documents and instruments executed from time to time in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time as permitted herein, including a subordination agreement by and between Lender and Senior Lender, in form and substance satisfactory to Lender.

“Shares” means (i) sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Parent in any Subsidiary of Parent or by Opco in any Subsidiary of Opco, in each case, which is not an entity organized under the laws of the United States or any territory thereof, and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Parent in any Subsidiary of Parent or by Opco in any Subsidiary of Opco, which is an entity organized under the laws of the United States or any state or territory thereof.

“Subordinated Debt” means any debt incurred by any Borrower that is subordinated in writing to the debt owing by such Borrower to Lender on terms reasonably acceptable to Lender (and identified as being such by such Borrower and Lender).

“Subordination Agreement” means that certain Subordination Agreement dated as of November 23, 2009 by and between the Lender and the Senior Lender, as amended, modified, supplement or restated from time to time.

“Subsidiaries” shall mean for any Person, a joint venture, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of any Borrower connected with and symbolized by such trademarks.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the state of California.

“Warrant” means, collectively, all of the warrants to purchase equity in Parent issued by Parent to the Lender pursuant to the terms hereof, or any amendment hereto.

13. THE ACT. This Agreement, the other Transaction Documents and all transactions contemplated hereby and thereby are subject to provisions of the Act, and shall be governed thereby to the extent of any conflict therewith.

14. AMENDMENT AND RESTATEMENT. This Agreement, the Exhibits hereto and the Note constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein or therein. With respect to matters relating to the period prior to the date hereof, all of the provisions of the Existing Loan Agreement, and the security agreements and other documents, instruments or agreements executed in connection therewith, are each hereby ratified and confirmed and shall remain in force and effect. This Agreement is given in amendment, restatement, renewal and extension (but not in novation, extinguishment or satisfaction) of the Existing Loan Agreement. All liens and security interests securing payment of the obligations under the Existing Loan Agreement are hereby collectively renewed, extended, ratified and brought forward as security for the payment and performance of the obligations hereunder. Notwithstanding any provision of this Agreement, the financing statements filed in connection with the Existing Loan Agreement shall continue to perfect the security interest granted in the Collateral, as defined therein, and such security interest shall secure all obligations of the Borrowers to the Lender under this Agreement and the Note.

[Signature page follows.]

IN WITNESSWHEREOF, the undersigned have executed this Amended and Restated Loan and Security Agreement as of the first day above written.

BORROWERS:

LDR SPINE USA, INC.

By:	/s/ Christophe Lavigne
Name:	Christophe Lavigne
Title:	President & CEO

LDR HOLDING CORPORATION

By:	/s/ Christophe Lavigne
Name:	Christophe Lavigne
Title:	President & CEO

[Signature Page to Amended and Restated Loan and Security Agreement]

LENDER:

ESCALATE CAPITAL I, LP, a Delaware limited partnership

By:	Escalate Capital Management I,
its general partner

By:	EC Management I, L.P.,
a general partner

By:	Escalate Capital Management Co., LLC,
its general partner

By:	/s/ William A-Schell
Name:	William A-Schell
Title:	Member

[Signature Page to Amended and Restated Loan and Security Agreement]

Schedule A

Lender Account Information

ESCALATE CAPITAL I, L.P. WIRE INSTRUCTIONS (OTHER THAN FEE PAYMENTS)

Comerica Bank—California

226 Airport Parkway

San Jose, CA 95110

ABA# 121 137 522

For the benefit of Escalate Capital I, L.P.

Account# 1892 723071

WIRE TRANSFER INSTRUCTIONS—FEE PAYMENTS ONLY

Comerica Bank—California

226 Airport Parkway

San Jose, CA 95110

ABA# 121 137 522

For the benefit of EC Management Services, Inc.

Account# 1892 723113

Schedule B

Approved 2011 Sales Plan

		Oct-10	Nov-10	Dec-10	Jan-11	Feb-11	Mar-11	Apr-11	May-11	Jun-11	Jul-11	Aug-11	Sep-11	Oct-11	Nov-11	Dec-11
Basis for Revenue Covenant	Monthly	5,964	5,438	5,554	5,348	5,425	6,187	6,038	6,433	7,263	6,290	6,601	7,295	8,131	7,901	7,939
	Quarterly			16,956			16,960			19,734			20,186			23,971
Factor	80%
Revenue Covenant Amount							$27,133			$29,355			$31,936			$35,326

Note: Dollars are noted in the thousands (1,000s).

Schedule C

Approved 2011 Minimum EBITDA

	Jan-11	Feb-11	Mar-11	Apr-11	May-11	Jun-11	Jul-11	Aug-11	Sep-11	Oct-11	Nov-11	Dec-11
EBITDA Covenant	—	—	(1,957)	(3,903)	(3,469)	(2,697)	(2,836)	(2,120)	(1,185)	288	1,531	2,859
(2011 Plan less allowable negative variance)

Note: Dollars are noted in the thousands (1,000s).

Schedule 5.12

Indebtedness to be Repaid on the Closing Date

1.	Loan from Lender in the principal amount of $9,822,776.27.

Exhibit A — Form of Authorization for Pre-Authorized Payments (Debits)

AUTHORIZATION AGREEMENT FOR PRE-AUTHORIZED PAYMENTS (DEBIT)

Company Name:   LDR SPINE USA, INC. AND LDR HOLDING CORPORATION

                               (collectively, the “Company”)

The undersigned hereby authorizes Escalate Capital I, L.P. (“Escalate”) and the financial institution named below (“Bank”) to electronically charge the account specified below for payments due under that certain Second Amended and Restated Secured Promissory Note dated February 11, 2011, a copy of which is attached hereto as Exhibit A, subject, however, to the terms and provisions of that certain Subordination Agreement attached hereto as Exhibit B.

Comerica Bank
Bank Name	Branch Location (where account was opened)

City	State	Zip Code

Bank Transit/ABA Number	Account Number

Checking or Savings Account	Account Name

This authority is to remain in full force and effect until Escalate and Bank have received written notification from the undersigned of its termination in such time and in such manner as to afford Escalate and Bank a reasonable opportunity to act on it. Following termination of the authority granted hereby, the Company shall make all payments due Escalate at such time and in such manner as set forth in the Note.

Authorizing Party (Please Print)		Company Tax ID Number

Signature	Date	Signature	Date

EXHIBIT A

to

AUTHORIZATION AGREEMENT FOR PRE-AUTHORIZED PAYMENTS (DEBIT)

Second Amended and Restated Secured Promissory Note

(See attached)

EXHIBIT B

to

AUTHORIZATION AGREEMENT FOR PRE-AUTHORIZED PAYMENTS (DEBIT)

Subordination Agreement

(See attached)

Exhibit B — Form of Promissory Note

SECOND AMENDED AND RESTATED SECURED PROMISSORY NOTE

$9,822,776.27	Dated: February 11, 2011

FOR VALUE RECEIVED, the undersigned, LDR SPINE USA, INC., a Delaware corporation (“Opco”), and LDR HOLDING CORPORATION, a Delaware corporation (“Parent” and together with Opco, each a “Borrower,” and collectively, jointly and severally, “Borrowers”), HEREBY PROMISES TO PAY to the order of Escalate Capital I, L.P. (“Lender”) the principal amount of Nine Million Eight Hundred Twenty-Two Thousand Seven Hundred Seventy-Six and 27/100 Dollars ($9,822,776.27) or such lesser amount as shall equal the aggregate outstanding principal balance of the Advance made by Lender to Borrowers pursuant to the Amended and Restated Loan and Security Agreement dated February 11, 2011 by and between Lender and Borrowers (the “Loan Agreement”), together with interest on any and all principal amounts remaining unpaid hereunder from time to time outstanding. Payments of principal of and interest on, this Second Amended and Restated Secured Promissory Note (this “Note”) are to be made in accordance with Section 1.2 of the Loan Agreement and in lawful money of the United States of America. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Loan Agreement.

This Note is the Note referred to in, and is entitled to the benefits of, the Loan Agreement. This Note and the obligation of Borrowers to repay the unpaid principal amount of the Advance, interest on the Advance and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance, and enforcement of this Note are hereby waived.

Borrowers shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrowers’ obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of California.

This Note shall be given in amendment and restatement, but not in extinguishment or novation, of that certain Amended and Restated Promissory Note by Parent payable to Lender dated November 23, 2009 in the original principal amount of $9,822,776.27 (the “Original Note”), and is in substitution therefore and an amendment and replacement thereof, and is issued in connection with the Loan Agreement. Nothing herein or in any other document shall be construed to constitute payment of the Original Note or to release or terminate any guaranty or lien, mortgage, pledge or other security entered in favor of Lender.

[Signature Page to Follow]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

LDR SPINE USA, INC.

By:
Name:
Title:

LDR HOLDING CORPORATION

By:
Name:
Title:

[Signature Page to Secured Promissory Note]

Exhibit C — Form of Warrant

[See attached.]

Exhibit D — Form of Management Rights Agreement

[LDR Holding Corporation Letterhead]

February 11, 2011

Escalate Capital I, L.P.

300 West 6th Street

Suite 2300

Austin, Texas 78701-3902

Re:	Escalate Capital I, L.P.

Gentlemen:

This letter will confirm our agreement that pursuant to and effective as of the date you become a lender (the “Loan Transaction”) to LDR SPINE USA, INC., a Delaware corporation (“Opco”), and LDR HOLDING CORPORATION, a Delaware corporation (“Parent” and together with Opco, collectively, jointly and severally, “Company”), Escalate Capital I, L.P. (the “Investor”) shall be entitled to the following contractual management rights, in addition to any rights to non-public financial information, inspection rights and other rights otherwise provided to the Investor in the Loan Transaction.

The Investor shall be entitled, at its sole expense, to consult with and advise management of Company on significant business issues, including management’s proposed annual operating plans, and management will meet with you regularly during each year at Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

The Investor may examine the books and records of Company and inspect its facilities and may request information at reasonable times and intervals, during normal business hours and on reasonable advance notice concerning the general status of Company’s financial condition and operations, provided, that access to attorney/client privileged communications, and facilities or information of an extremely sensitive nature, the disclosure of which would be materially detrimental to Company, need not be provided.

If the Investor is not represented on Company’s Board of Directors, Company shall give a representative of the Investor copies of all notices, minutes, consents and other relevant material that Company provides to its directors, except that the representative may be excluded from access to any material or meetings or portion thereof if the Board of Directors determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, or for other similar reasons. Upon reasonable notice and at a scheduled meeting of the Board or such other time, if any, in each case as the Board may determine in its sole discretion, such representative may address the Board of Directors with respect to the Investor’s concerns regarding significant business issues facing Company.

The Investor agrees, and any representative of the Investor will agree, to hold in confidence and trust and not disclose any confidential information provided to or learned by it in connection with its rights under this letter.

The rights described herein shall terminate and be of no further force or effect upon the earliest to occur of (a) the consummation of the sale of Company’s securities pursuant to a registration statement filed by Company under the Securities Act of 1933, as amended, in connection with a firm-commitment underwritten offering of its securities to the public, (b) the consummation of a merger or consolidation of Company that is effected (i) for independent business reasons unrelated to extinguishing such rights and (ii) for purposes other than (A) the reincorporation of Company in a different state or (B) the formation of a holding company that will be owned exclusively by Company’s stockholders and will hold all of the outstanding shares of capital stock of Company’s successor or (C) payment in full of all monetary obligations for borrowed money in the Loan Transaction. The confidentiality provisions hereof will survive any such termination.

Our signatures below indicate our assent to the terms of this letter as of the date set forth above.

Very truly yours,

LDR SPINE USA, INC.

By:
Name:
Title:

LDR HOLDING CORPORATION

By: ,
Name:
Title:

AGREED AND ACCEPTED:

ESCALATE CAPITAL I, L.P.
a Delaware limited partnership

By:	Escalate Capital Management I,
its general partner

By:	EC Management I, L.P.,
a general partner

By:	Escalate Capital Management Co., LLC,
its general partner

By:
Name:
Title:

Exhibit E—Form of Intellectual Property Security Agreement

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This Intellectual Property Security Agreement is entered into as of February 11, 2011 by and among Escalate Capital I, L.P. (“Lender”), LDR SPINE USA, INC., a Delaware corporation (“Opco”), and LDR HOLDING CORPORATION, a Delaware corporation (“Parent” and together with Opco, each a “Borrower,” and collectively, jointly and severally, “Borrowers”).

RECITALS

Lender has agreed to make certain advances of money and to extend certain financial accommodations to Borrower under that certain Amended and Restated Loan and Security Agreement by and between Lender and Borrowers dated of even date herewith (as amended from time to time, the “Loan Agreement”). Capitalized terms used herein are used as defined in the Loan Agreement. Pursuant to the terms of the Loan Agreement, Borrowers have granted to Lender a security interest in its personal property.

NOW, THEREFORE, each Borrower agrees as follows:

AGREEMENT

To secure its obligations under the Loan Agreement and under any other agreement now existing or hereafter arising between such Borrower and Lender, such Borrower grants to Lender a security interest in all of such Person’s right, title and interest in, its Intellectual Property (including without limitation those Copyrights, Patents and Trademarks listed on Exhibits A, B and C hereto) and all proceeds thereof (such as, by way of example but not by way of limitation, license royalties and proceeds of infringement suits), the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world and all re-issues, divisions continuations, renewals, extensions and continuations-in-part thereof such Borrower represents and warrants that Exhibits A, B, and C attached hereto set forth any and all intellectual property rights in connection to which such Borrower has registered or filed an application with either the United States Patent and Trademark Office or the United States Copyright Office or any other agency of any state or country responsible for the registration of any patent, trademark, copyright, or similar protection, as applicable. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Intellectual Property Security Agreement to be duly executed by its officers thereunto duly authorized as of the first date written above.

BORROWERS:

Address of Borrowers:	LDR SPINE USA, INC.

4030 W. Braker Lane, Suite 360 Austin, TX 78759	By: Name:
Attn: Chief Financial Officer Fax: (512) 344-3350 Email: DennisHynson@ldrspine.com	Title:
LDR HOLDING CORPORATION

By:
Name:
Title:

LENDER:

Address of Lender:	ESCALATE CAPITAL I, L.P.,
a Delaware limited partnership
300 West Sixth St., Suite 2250
Austin, TX 78701	By: Escalate Capital Management I,
Attention: Tony Schell	its general partner
Fax: (512) 651-2101
Email: tony@escalatecapital.com	By: EC Management I, L.P.,
a general partner

By: Escalate Capital Management Co., LLC,
its general partner

By:
Name:
Title:

EXHIBIT A

Copyrights

	Registration	Registration
Description	Number	Date

EXHIBIT B

Patents

	Registration/	Registration/
	Application	Application
Description	Number	Date

EXHIBIT C

Trademarks

	Registration/	Registration/
	Application	Application
Description	Number	Date

Exhibit F — Form of Corporate Resolutions to Borrow

[See attached.]

Exhibit G—Agreement to Provide Insurance

AGREEMENT TO PROVIDE INSURANCE

This Agreement to Provide Insurance is entered into as of February 11, 2011 by and among Escalate Capital I, L.P. (“Lender”), LDR SPINE USA, INC., a Delaware corporation (“Opco”), and LDR HOLDING CORPORATION, a Delaware corporation (“Parent” and together with Opco, each a “Borrower,” and collectively, jointly and severally, “Borrowers”).

In consideration of a loan in the amount of $9,822,776.27, secured by all Borrowers’ personal property including inventory and equipment, each Borrower agrees to obtain adequate insurance coverage to remain in force during the term of the loan. Borrowers also agree to advise its insurance agent to add Lender as a lender’s loss payee and additional insured on the new or existing insurance policy, and to furnish Lender, upon request, a copy of said policy/endorsements and any subsequent renewal policies.

[Signature page follows.]

Attachment A

INSURANCE INFORMATION

Insurance Co./Agent: USI Southwest/Jennifer Sheridan, CIC, CRM
Agent’s Address:	7600-B Capital of Texas Highway North
Austin, TX 78731
Telephone No.:	Direct: 512 651 4142
Fax: 512 467 0113
General Number: 512 451 7555

Exhibit H — Form of Deposit Account Control Agreement

[See attached.]

Exhibit I — Plan of Record

[See attached.]

Exhibit J — Form of SBA Letter Agreement

LDR Spine USA, Inc.

LDR Holding Corporation

4030 W. Braker Lane

Suite 360

Austin, Texas 78759

February 11, 2011

Escalate Capital I, L.P.

300 West Sixth Street, Suite 2250

Austin, Texas 78701

Attention: Tony Schell

Escalate Capital I, L.P.

150 Almaden Blvd.

Suite 925

San Jose, California 95113

Attention: Simon James

Dear Sirs:

Pursuant to the Amended and Restated Loan and Security Agreement (the “Loan Agreement”), dated as of the date hereof, by and among LDR SPINE USA, INC., a Delaware corporation (“Opco”), and LDR HOLDING CORPORATION, a Delaware corporation (“Parent” and together with Opco, collectively, jointly and severally, the “Company”) and Escalate Capital I, L.P., a Delaware limited partnership (the “Lender”), the Lender has (a) agreed to make a term loan available to the Company in the principal amount of $9,822,776.27 (the “Advance”) and (b) acquired from Parent a warrant to purchase shares of common stock of Parent (the “Warrant”). This letter is being entered into in connection with the status of the Lender as a small business investment company (“SBIC”), as that term is defined under the Small Business Investment Act, of 1958, as amended, and the rules and regulations promulgated thereunder (the “Act”). Capitalized terms used herein but not otherwise defined herein have the meanings ascribed to such terms in the Loan Agreement.

In consideration of the mutual promises made herein and other good and valuable consideration set forth in the Loan Agreement, the Company hereby agrees as follows:

SECTION 1. Representations and Warranties of the Company. The Company represents and warrants that:

(a) The Company, together with its “affiliates” (as that term is defined in Title 13, Code of Federal Regulations, §121.103), is a “small business concern” as defined in the Act because it meets the small business size standards applicable to the SBIC program under Title 13, Code of Federal Regulations, §121.301(c).

(b) Opco has 52 employees and engages primarily in business operations that are classified under NAICS 423450. Parent has 3 employees and engages primarily in business operations that are classified under NAICS 423450.

(c) Opco’s employer identification number is 20-1872354. Parent’s employer identification number is 20-3933262.

(d) The Company does not engage in any activities for which an SBIC is prohibited from providing funds by the Act, including Title 13, Code of Federal Regulations, § 107.720.

(e) The information regarding the Company and its affiliates set forth in Part A of Small Business Administration (“SBA”) Form 1031 Portfolio Financing Report delivered at the Closing is accurate and complete.

SECTION 2. Covenants of the Company. The Company covenants and agrees with the Lender that:

(a) The Company shall not engage in any activities, nor shall the Company use directly or indirectly the proceeds of the Advance or the Warrant for any purpose, for which an SBIC is prohibited from providing funds by the Act, including Title 13, Code of Federal Regulations, § 107.720.

(b) The Company shall provide the Lender and the SBA reasonable access to the Company’s books and records for the purpose of verifying the use of the proceeds of the Advance and the Warrant and for all other purposes required by the SBA.

(c) Promptly after the end of each fiscal year (but in any event prior to February 28 of each year) during which the Advance remains outstanding or the Lender shall own, directly or indirectly, the Warrant, the Company shall provide to the Lender a written assessment, in form and substance reasonably satisfactory to the Lender, of the economic impact of the financing described herein, specifying the full-time equivalent jobs created or retained, the impact of the financing on the Company’s business in terms of expanded revenue and taxes and other appropriate economic benefits, including, but not limited to, technology development or commercialization, minority business development, urban or rural business development, expansion of exports and assistance to manufacturing firms.

(d) Upon the request of the Lender, for so long as the Lender holds any interest in the Company, directly or indirectly, the Company will (i) provide to the Lender such financial statements and other information as the Lender may from time to time reasonably request for the purpose of assessing the Company’s financial condition and (ii) provide to the Lender all information relating to the Company as the Lender may from time to time reasonably request in order to prepare and file SBA Form 468 or as any Governmental Authority asserting jurisdiction over the Lender may reasonably request or require.

(e) The Company and each of its Subsidiaries will at all times comply with the non-discrimination requirements of Title 13, Code of Federal Regulations, Parts 1. 12, 113 and 117 for so long as Lender holds any interest in the Company, directly or indirectly.

SECTION 3. Miscellaneous.

(a) Transaction Document. This letter agreement shall constitute a “Transaction Document” under and as defined in the Loan Agreement.

(b) Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this letter agreement.

(c) Notices. All notices, requests and other communications to any party hereunder shall be in writing and to the addresses and in the manner set forth in the Loan Agreement.

(d) Counterparts. This letter agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Facsimile or electronic signatures hereto shall be deemed to have the same force and effect as original signatures.

(e) Benefits of Agreement. All of the terms and provisions of this letter agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(f) Amendments and Waivers. No modification, amendment, supplement or waiver of any provision of, or consent required by, this letter agreement, nor any consent to any departure from the terms hereof, shall be effective unless it is in writing and signed by the parties hereto. Such modification, amendment, supplement, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

SECTION 4. GOVERNING LAW. THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS OF SUCH STATE.

[The remainder of this page is intentionally left blank].

IN WITNESS WHEREOF, the parties hereto have caused this Letter Agreement to be duly executed as of the date first written above

Very truly yours,

LDR SPINE USA, INC.

By:
Name:
Title:

LDR HOLDING CORPORATION

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

ESCALATE CAPITAL I, L.P., a Delaware limited partnership

By:	Escalate Capital Management I,
its general partner

By:	EC Management I, L.P.,
a general partner

By:	Escalate Capital Management Co., LLC,
its general partner

By:
Name:
Title:

Exhibit K-1 — SBA Form 480

See attached.

Exhibit K-2 — SBA Form 652

See attached.

Exhibit K-3 - SBA Form 1031

See attached.

Exhibit L — Form of Compliance Certificate

COMPLIANCE CERTIFICATE

Note: Please send all required reporting to:	Escalate Capital I, L.P.
300 West Sixth Street, Suite 2250
Austin, Texas 78701

and to:	Escalate Capital I, L.P.
150 Almaden Blvd., Suite 925
San Jose, California 95113

BORROWERS: LDR	SPINE USA, INC. AND LDR HOLDING CORPORATION

The undersigned authorized officer of LDR Holding Corporation (“Parent”) hereby certifies on behalf of Borrowers that in accordance with the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrowers and Lender (the “Loan Agreement”):

(i) Borrowers are in complete compliance for the period ending                      with all required covenants, except as noted below; and

(ii) All representations and warranties of Borrowers stated in the Loan Agreement are true and correct as of the date hereof.

Attached herewith are the required documents supporting the above certification. The authorized officer further certifies that the monthly and annual financial statements attached hereto are prepared in accordance with Generally Accepted Accounting Principles (GAAP), except, with respect to the monthly financial statements, for the lack of footnotes and being subject to normal year-end audit adjustments, and consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

REPORTING COVENANT	REQUIRED	COMPLIES
Monthly financial statements	Monthly within 30 days of month end	Yes	No
Annual (CPA Audited)	FYE within 120 days	Yes	No
A/R & A/P Agings	Monthly within 30 days of month end	Yes	No
IP Report	Quarterly within 30 days of quarter end	Yes	No
Annual Budget	FYE within 30 days	Yes	No

FINANCIAL COVENANTS	REQUIRED	ACTUAL	COMPLIES
Minimum Revenue	$	$	Yes	No
Minimum EBITDA	$	$	Yes	No

Please attach any comments regarding covenant violations as additional pages.

LDR HOLDING CORPORATION

Signature

Name

Title

Date